EXHIBIT 3.3

Colorado Secretary of State
Document must be filed electronically.		Date and Time: 07/07/2010 11:51 AM
ID Number: 20071247858
Paper documents will not be accepted.

Document processing fee	$25.00	Document number: 20101380107
Fees & forms/cover sheets		Amount Paid: $25.00
are subject to change.

To access other information or print
copies of filed documents,
visit www.sos.state.co.us and
select Business.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20071247858

1. Entity name:	Famous Products, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:	DNA Brands, Inc.
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4. Other amemdments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: þ

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC	Page 1 of 2	Rev. 5/01/2010

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Telsey	Andrew	I.
	(Last)	(First)	(Middle)	(Suffix)
12835 E. Arapahoe Rd
(Street name and number or Post Office information)
Tower One, Penthouse #803
	Centennial	CO	80112
	(City)	(State)	(Postal/Zip Code)
United States
	(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual.  However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

AMD_PC	Page 2 of 2	Rev. 5/01/2010

EXHIBIT “A”

ATTACHMENT TO AMENDED ARTICLES OF INCORPORATION

OF

FAMOUS PRODUCTS, INC.

AMENDMENT TO ARTICLE 12:

Article 12 of the Articles of Incorporation is hereby amended to read as follows:

12.           The corporation is authorized to issue 100,000,000 shares of common stock.

AMENDMENT TO ARTICLE II TO ATTACHMENT 1 TO ARTICLES OF INCORPORATION:

Article II of Attachment 1 to the Articles of Incorporation is hereby deleted in its entirety and the following Article II is inserted in its place and stead:

ARTICLE II

Authorized Shares

    Section 1. Number:    The  amount  of  the  total  authorized  capital  stock  of  the corporation shall be one hundred ten million (110,000,000) shares consisting of one hundred million (100,000,000) shares of Common Stock, $.001 par value per share, and ten million (10,000,000) shares of Preferred Stock, $.001 par value, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

A.	Common Shares

(a)           The rights of holders of the Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Shares.

(b)           The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

B.	Preferred Shares

The corporation may divide and issue the Preferred Shares into series. Preferred Shares of each series, when issued, shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares. The Board of Directors is hereby expressly vested with authority to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by these Articles of Incorporation and the Colorado Business Corporation Act in respect to the following:

(a)           The number of shares to constitute such series, and the distinctive designations thereof;

(b)           The rate and preference of dividend, if any, the time of payment of dividend, whether dividends are cumulative and the date from which any dividend shall accrue;

    (c)           Whether the shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

    (d)   The amount payable upon shares in the event of involuntarily liquidation;

                (e)   The amount payable upon shares in the event of voluntarily liquidation;

     (f)    Sinking fund or other provisions, if any, for the redemption or purchase of shares;

     (g)   The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

        (h)    voting powers, if any; and

                 (i)           Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

The Board of Directors is also vested with the authority to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.